EXHIBIT 99.1
National Western Life Group, Inc. Announces 2017 Second Quarter Earnings

Austin, Texas, August 4, 2017 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today second quarter 2017 consolidated net earnings of $25.5 million, or $7.21 per diluted Class A common share, compared with consolidated net earnings of $26.3 million, or $7.43 per diluted Class A common share, for 2016. For the six months ended June 30, 2017, the Company reported consolidated net earnings of $49.0 million, or $13.86 per diluted Class A common share, compared with $43.5 million, or $12.31 per diluted Class A common share, a year ago. The Company's book value per share increased to $489.63 as of June 30, 2017 from $481.06 as of March 31, 2017.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $21.4 million for the quarter ended June 30, 2017, or $6.06 per diluted Class A common share, compared to $24.5 million, or $6.92 per diluted Class A common share in the same period for 2016. Mr. Moody commented on the earnings results saying, "Earnings this quarter were mitigated by provisions we were required to record for the value of equity-based awards outstanding under our long-term compensation plan. At the end of the second quarter last year the market price of our shares was approximately $195 per share. At the end of the second quarter this year the market price had increased 64% to approximately $320 per share. The effect of having to value unexercised equity awards at the higher share price caused our expense to be nearly $5 million higher in this year's second quarter compared to last year."

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $43.3 million for the six months ended June 30, 2017, or $12.24 per diluted Class A common share, compared to $40.2 million, or $11.36 per diluted Class A common share in first six months of 2016. Mr. Moody indicated, "With nearly 90% of our life insurance sales year-to-date coming from equity-index products and over 95% of our annuity sales generated by our equity-index product offerings, we have benefited from the ongoing bull market in stocks." Mr. Moody added, "These products have the positive effect of both lessening the exposure to interest rate compression that fixed-rate products in the industry have been experiencing, but also enhancing Company profitability through the collection of higher asset management fees produced by market returns."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products, which meet the financial needs of its customers in 49 states as well as residents of various international countries. NWLIC has 275 employees and approximately 29,500 contracted independent agents, brokers, and consultants. At June 30, 2017, the Company maintained consolidated total assets of $12.0 billion, stockholders' equity of $1.8 billion, and life insurance in force of $20.2 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Revenues, excluding investment and index option gains (losses)	$159,763	162,218	320,390	321,680
Realized and unrealized gains (losses) on index options	32,215	2,094	93,421	(10,807)
Realized gains on investments	6,248	2,782	8,832	5,163
Total revenues	198,226	167,094	422,643	316,036

Earnings:
Earnings from operations	$21,422	24,477	43,280	40,189
Net realized gains on investments	4,061	1,809	5,741	3,356
Net earnings	25,483	26,286	49,021	43,545

Net earnings attributable to Class A shares	24,762	25,543	47,635	42,313

Basic Earnings Per Class A Share:
Earnings from operations	$6.06	6.92	12.24	11.36
Net realized gains on investments	1.15	0.51	1.62	0.95
Net earnings	7.21	7.43	13.86	12.31

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$6.06	6.92	12.24	11.36
Net realized gains on investments	1.15	0.51	1.62	0.95
Net earnings	7.21	7.43	13.86	12.31

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com